SPORTMART AND GART SPORTS TO MERGE
Combined Entity will be 2nd Largest Full Line U.S. Sporting Goods Retailer

DENVER, Sept. 29, 1997 -- Sportmart, Inc. (Nasdaq: SPMT) and Gart Sports Company today announced that the two companies have entered into an Agreement and Plan of Merger.

Privately held Gart Sports is the holding company for Gart Bros. Sporting Goods Co., a 61-store, Denver-based sporting goods retailer. Sportmart is a 59 store large format sporting goods retailer based in Wheeling, IL.

Under the agreement announced today, Sportmart will be merged into Gart Bros., creating the 2nd largest full-line sporting goods retailer in the United States with 120 stores in 13 states. The combined entity will produce estimated first full year revenues of $700 million and will be headquartered in Denver, Colorado. The surviving public entity will be Gart Sports Company, which will apply to be traded on the Nasdaq National Market System.

Based on the agreement's conversion ratio, shareholders of Gart (pre-merger) will hold approximately 72.5% of the combined companies, while Sportmart shareholders will hold approximately 27.5% of the outstanding shares of the new entity. Leonard Green & Partners, an affiliate of the majority shareholder of Gart Sports Company, will control approximately 60% of the outstanding shares of the new company.

A majority of both Sportmart and Gart shareholders have already agreed to vote in favor of the merger agreement pursuant to which it is expected that Larry Hochberg and Andrew Hochberg (currently directors of Sportmart) will be elected to the Board of Directors of Gart Sports Company following the merger. The transaction, which is subject to customary regulatory approval, should close near the end of 1997.

Gart Sports Chairman and Chief Executive Officer Doug Morton will serve as Chairman, President and Chief Executive Officer of the new company. Current Sportmart Chief Executive Officer Andrew Hochberg will serve in a consulting role, with a focus on strategic issues facing the combined companies.

" This merger combines two companies with highly complementary strengths, and we believe the new entity will have both the operating expertise and the financial strength needed to succeed in this highly competitive industry," said Doug Morton. "First of all, it brings together two innovators who pioneered the sporting goods superstore in the early 1970's. Gart stores are known for offering not only broad selection and competitive pricing, but also comfortable, attractive stores and a high level of customer service."

Andrew Hochberg noted "Sportmart also continues to innovate with our Four Worlds store concept, and Sportmart provides a powerful presence in key U.S. markets, including Chicago, Minneapolis, and California. While business trends at Sportmart continue to be challenging, we
believe   there  is  a  tremendous  opportunity  in  combining  Gart's merchandising and proven ability to provide a high degree of customer service with Sportmart's strong market presence."
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Doug  Morton  noted  that the two companies also have nearly identical inventory tracking and management information systems. "We see 1998 as a transitional year; our focus will be on integrating systems and combining the two entities to maximize the future potential of the
company."   Additionally he said, "The combination of the distribution centers, Sportmart's two in Chicago and Los Angeles and Gart's in Denver -- will give the merged entity both rapid replenishment across the chain and significant capacity to support further growth."

Morton, too, cited the complementary infrastructures of the two firms, and he also pointed to cost savings and economics of scale he expects to gain from the merger. Most of his remarks, however, focused on the tremendous potential he sees for applying Gart's proven formula in the larger metropolitan markets where Sportmart has already established a strong competitive position.

"Remember, there's almost no overlap in our two operating areas," he said, "so we have a great opportunity to invest in Sportmart's existing stores and apply the Gart approach to superstore retailing in new markets. Sporting goods customers have shown that they will embrace the Gart combination of value, convenience and service. Building off the solid presence Sportmart has established, we intend to repeat our success in the high-opportunity markets of California, the upper Midwest and the Pacific Northwest."

Larry Hochberg, Sportmart's founder and Chairman noted, "I believe this transaction will improve our posture in a difficult industry. I am delighted to add whatever I can as a Board member to making this a successful venture. Leonard Green & Partners will add significant financial sophistication to benefit our shareholders."

Gart Sports is a leading sporting goods retailer in the Western United States. The company operates 61 stores -- including both superstores and smaller formats -- in Colorado, New Mexico, Utah, Idaho, Wyoming, Montana and Washington and will be opening 3 additional Superstores and one resort store by year end 1997. For the year ending January 4, 1997 the company had a 4.4% comparable store sales increase producing total revenues of $204 million with a net income of $4.5 million and no debt at year end. Year to date operations of the company are producing comparable store sales at rates substantially similar to those experienced in the prior year.

Sportmart operates stores that average approximately 40,000 square feet in Illinois, Minnesota, Wisconsin, Iowa, Ohio, California, Oregon and Washington. Sportmart had sales in the United States for fiscal year ending February 4, 1997 of approximately $465 million. Sportmart was advised in this transaction by Peter J. Solomon & Company.

Gart Sports' majority shareholder is Leonard Green & Partners, LP, a Los Angeles based private merchant banking firm that specializes in
o r g a nizing, structuring and sponsoring management buyouts of established companies. Leonard Green & Partners, LP currently has in excess of $500 million in private equity capital under management. Last week Leonard Green & Partners completed the acquisition of Hechingers and the Builders Square Division of the Kmart Corporation to create the 3rd largest U.S. home center retailer with revenues of approximately $4.5 billion. In addition, until recently Leonard Green & Partners controlled Thrifty-Payless Corporation, the largest drug store chain in the Western United States. In December 1996, Thrifty-Payless Corporation was acquired by Rite-Aid Corporation for total consideration of $2.5 billion.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this release are forward looking statements that involve risks and uncertainties including but not limited to, product demand and market acceptance risk, the effect of economic conditions generally, and retail and sporting goods business conditions specifically, the impact of competition, development of private brand products, capacity and supply constraints or difficulties, the results of financing efforts, changes in consumer preferences and trends, the effect of both companies' accounting policies, and weather conditions. The words
"estimated" "believe" used in this release as they relate to the company or its management are generally intended to identify forward looking statements.

For additional information:

Contact:  Doug Morton                   Tom Hendrickson
          President CEO Chairman        Chief Financial Officer
          Gart Sports, (303) 863-2293        Sportmart, (847) 520-0100